EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-84726, 33-84728, 333-25981, and 333-114019 of Gaming Partners International Corporation (formerly known as Paul-Son Gaming Corporation) and Subsidiaries on Form S-8 and Amendment No. 3 to Registration Statement No. 333-86010 of Gaming Partners International Corporation and Subsidiaries on Form S-3, of our report dated March 31, 2006, appearing in this Annual Report on Form 10-K of Gaming Partners International Corporation and Subsidiaries for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP

Las Vegas, Nevada
March 28, 2006